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                                                                    Exhibit 99.1

                                 CONTACT:  Thomas J. Sargeant
                                           Executive Vice President and
                                             Chief Financial Officer
                                           AvalonBay Communities, Inc.
                                           703-317-4635


FOR IMMEDIATE RELEASE


                  AVALONBAY COMMUNITIES ANNOUNCES REDEMPTION OF
               9.0% SERIES F CUMULATIVE REDEEMABLE PREFERRED STOCK

ALEXANDRIA, VA (MAY 9, 2001) - AVALONBAY COMMUNITIES, INC. (NYSE/PCX: AVB) announced today that it will give notice on May 11, 2001 that it will redeem all outstanding shares of its 9.0% Series F Cumulative Redeemable Preferred Stock ("Series F Preferred Stock") (AVB PrF - CUSIP No. 053484507) on June 11, 2001 for redemption at a price of $25.00 per share, plus $0.1625 in accrued and unpaid dividends to the redemption date, for an aggregate redemption price of $25.1625 per share of Series F Preferred Stock.

From the redemption date forward, dividends on the Series F Preferred Stock will no longer accrue, and holders of the Series F Preferred Stock will have no rights other than the right to receive the redemption price of $25.1625, without interest, upon surrender of certificates representing the Series F Preferred Stock. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series F Preferred Stock to First Union National Bank, the transfer agent for the Series F Preferred Stock, during its usual business hours at the addresses specified in the Notice of Redemption.

The Notice of Redemption and related materials will be mailed to holders of record of the Series F Preferred Stock on or about May 11, 2001. Questions relating to the Notice of Redemption and related materials should be directed to, First Union National Bank, the redemption agent, at 1-800-829-8432 or to AvalonBay Communities, Inc. Investor Relations at (703) 317-4632.

ABOUT AVALONBAY COMMUNITIES, INC.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 139 apartment communities containing 41,772 apartment homes in twelve states and the District of Columbia, of which thirteen communities are under construction and four are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing luxury apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay's Web Site at http://www.avalonbay.com.

       COPYRIGHT (C) 2001 AVALONBAY COMMUNITIES, INC. ALL RIGHTS RESERVED